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                                                                    Exhibit 12.1

                      Statement Regarding Computation of Ratios
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                                                          1996            1997            1998            1999
                                                      -------------------------------------------------------------
Net loss before provision for income taxes                   (514)          (2,866)        (3,309)         (21,786)

Plus fixed charges:
     Interest expense on debt                                 -                128         16,134           21,639
     Amortization of deferred finance charges                 -                -            1,088            1,332
     Estimated interest component of rental expense           -                110            508            2,002
                                                      ------------      ------------   ------------    ------------
     Numerator                                               (514)          (2,628)        14,421            3,187
Divided by fixed charges                                      -                238         17,730           24,973

Ratio of earnings to fixed charges                            -                -              -                -
                                                      ============      ============   ============    ============
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